Exhibit 10.2

SENIOR SECURED DEBTOR-IN-POSSESSION LOAN AGREEMENT

This SENIOR SECURED DEBTOR-IN-POSSESSION LOAN AGREEMENT (this “Agreement”) is dated as of May 18, 2017, and is by and among: (i) RMS Titanic Inc., Premier Exhibitions, Inc., Premier Exhibitions Management, LLC, Arts and Exhibitions International, LLC, Premier Exhibitions International, LLC, Premier Exhibitions NYC, Inc., Premier Merchandising, LLC, and Dinosaurs Unearthed Corp., debtors-in-possession under the Bankruptcy Code (“Borrowers”); and (ii) Bay Point Capital Partners LP, as lender (the “DIP Lender”).

W I T N E S S E T H:

WHEREAS, on June 14, 2016 (the “Petition Date”), Borrowers filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”);

WHEREAS, Borrowers are continuing in the possession of their assets and in the management of their businesses as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, Borrowers have requested the DIP Lender to provide a multi-draw term loan credit facility (the “DIP Facility”) to Borrowers in an aggregate principal amount of Five Million Dollars ($5,000,000) for the purposes described herein;

WHEREAS, to provide security for the repayment of the loans made available pursuant hereto and payment of the other obligations of the Borrowers hereunder, Borrowers have agreed to provide the DIP Lender, in each case, with Liens on the DIP Collateral (as defined below); and

WHEREAS, the DIP Lender is willing to make the requested DIP Facility available only upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Borrowers and the DIP Lender agree as follows:

1.       Definitions. The terms listed below shall be defined as follows:

“$” “USD” and “dollars” denotes the lawful currency of the United States of America.

“Approved Budget” shall have the meaning set forth in Section 8(a) hereof.

“Authorized Agent” shall mean Jerome S. Henshall, Chief Financial Officer of Premier Exhibitions, Inc., or such other person designated by the Borrowers upon written notice to the Lender.

“Availability Period” shall mean the period from the Closing Date to, but excluding, the Maturity Date.

“Banking Day” shall mean any day that is not a Saturday, Sunday, or other day on which nationally chartered banks are authorized or required by Law to remain closed.

“Bankruptcy Code” shall have the meaning set forth in the recitals.

“Bankruptcy Court” shall have the meaning set forth in the recitals.

“Borrowers” shall have the meaning set forth in the recitals. When used herein, Borrowers refers collectively to the Borrowers and individually to any of the Borrowers identified in the recitals, as appropriate.

“Borrowing Request” shall mean a Borrowing Request in the form attached hereto as Exhibit A, or such other form acceptable to the DIP Lender.

“Budget” shall mean the Initial Approved Budget and each subsequent Approved Budget.

“Carve-Out” shall mean, exclusive of the Carve-Out Exclusions, an amount equal to the sum of the following: (a) all fees required to be paid to the Clerk of the Court and to the U.S. Trustee under 28 U.S.C. § 1930(a) plus interest pursuant to 31 U.S.C. § 3717; (b) fees and disbursements incurred by a chapter 7 trustee (if any) under section 726(b) of the Bankruptcy Code in an amount not to exceed $150,000; (c) accrued but unpaid fees and expenses of professionals retained by Borrowers or by the official committee of unsecured creditors (the “Creditors Committee”) or the official committee of equity security holders (the “Equity Committee”) appointed in the Chapter 11 Cases (collectively, the “Committees”), incurred prior to an Event of Default (as defined below); (d) after the occurrence and during the continuation of an Event of Default, allowed and unpaid professional fees and expenses incurred by (i) Borrowers, in an amount not to exceed $150,000, (ii) the Committees in an amount not to exceed $150,000 in the aggregate to be allocated evenly between the Committees, with $75,000 being allocated to each of the Committees, provided, however, that any amount hereby allocated to one of the Committees but not utilized by that committee at the time of final fee applications and final award of fees may be reallocated to the other committee (the amounts in clauses (i) and (ii) collectively the “Professional Fee Cap”) but in no event shall the total paid to the Committees under the Professional Fee Cap exceed $150,000 in the aggregate; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Carve-Out shall not be reduced by the payment of fees and expenses allowed by the Bankruptcy Court under sections 328, 330, and 331 of the Bankruptcy Code (including, for the avoidance of doubt, fees and expenses incurred prior to an Event of Default that were allowable when incurred and allowed by the Bankruptcy Court after the occurrence and continuance of such Event of Default); provided, however, that any payments of the allowed professional fees incurred after an Event of Default shall reduce the amount of the Carve-Out by the amount of any such payment.

“Carve Out Exclusions” shall mean fees or expenses incurred by any party, including Borrowers, Committees, or any professional, in connection with (1) the investigation, initiation, or prosecution of any claims (including for the avoidance of liens or security interests) against the DIP Lender under the DIP Facility, or preventing, hindering, or delaying the assertion of enforcement of any Lien, claim, right or security interest or realization upon any DIP Collateral by the DIP Lender, (2) a request to use cash collateral (as such term is defined in section 363 of the Bankruptcy Code) without the prior consent of the DIP Lender, (3) a request, without the prior consent of the DIP Lender, for authorization to obtain debtor-in-possession financing or other financial accommodations pursuant to section 364(c) or (d) of the Bankruptcy Code that does not indefeasibly repay in full in cash the obligations under the DIP Facility on terms and conditions acceptable to the DIP Lender, or (4) any act which has the effect of materially or adversely modifying or compromising the rights and remedies of the DIP Lender as set forth in the DIP Loan Documents (as defined below), the DIP Financing Orders, or which results in the occurrence of an Event of Default (as defined below), unless otherwise agreed by the DIP Lender.

“Chapter 11 Case” shall mean the main case in which the cases filed under Chapter 11 of the Bankruptcy Code by Borrowers in their capacity as debtors and debtors-in-possession in the Bankruptcy Court are being jointly administered.

“Closing Date” shall mean the first business day following the satisfaction of Conditions to Effectiveness as set forth in Section 4 hereof and the advance of funds by DIP Lender.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall have the meaning set forth in Section 2(a) hereof.

“Commitment Fee” shall have the meaning set forth in Section 3(c) hereof.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Rate” shall mean, for any Loan, a fixed rate per annum equal to 18.0%.

“DIP Collateral” shall mean all property and all other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, any of Borrowers (including under any trade names, styles or derivations thereof), and whether owned or consigned by or to, or leased from, any of Borrowers, and regardless of where located, including, without limitation: (a) cash and cash equivalents; (b) all funds in any account of any of the Borrowers; (c) all accounts and other receivables; (d) contract rights; (e) instruments, documents and chattel paper; (f) securities (whether or not marketable), including but not limited to equity interests in RMS Titanic Inc.; (g) equipment, inventory, fixtures, and artifacts; (h) real property and interests in real property; (i) leaseholds and interests in leaseholds; (j) franchise rights; (k) patents, tradenames, trademarks, copyrights, and all other intellectual property; (l) general intangibles; (m) capital stock; (n) investment property; (o) supporting obligations; (p) letter of credit rights; (q) all commercial tort claims and all other claims and causes of action; (r) the proceeds of all claims or causes of action; and (s) to the extent not covered by the foregoing, all other assets or property of any of Borrowers, whether tangible, intangible, real, personal or mixed, and all proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrowers from time to time with respect to any of the foregoing, but excluding the DIP Collateral Exclusions.

“DIP Collateral Exclusions” shall mean avoidance actions under Chapter 5 of the Bankruptcy Code and the Titanic Assets (defined below).

“DIP Facility” shall have the meaning set forth in the recitals.

“DIP Financing Orders” shall mean the Interim Order, if any, and the Final Order, as may be applicable.

“DIP Lender Carve-Out” shall mean on any date an amount equal to the aggregate Carve-Out on such date.

“DIP Loan Documents” shall mean this Agreement, the DIP Financing Orders, and any other documents, instruments, or agreements delivered as security or collateral for, or a guaranty of, the Loans, or in connection with, or as support for, any of the foregoing, whether by any of the Borrowers or a Third Party, and any updates or renewals thereof.

“Event of Default” shall have the meaning set forth in Section 9 hereof.

“Excluded Taxes” shall mean (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed by the United States of America or the jurisdiction where the DIP Lender’s applicable lending office is located, (ii) U.S. Federal withholding Taxes imposed on amounts payable hereunder pursuant to the Law in effect as of the date of this Agreement, and (iii) U.S. Federal withholding Taxes imposed under FATCA.

“Existing Lenders” shall mean Lange Feng, Jihe Zhang, and Haiping Zou and their predecessors, successors, and assigns.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version of such sections that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Final Order” shall mean a final, non-appealable order of the Bankruptcy Court approving the DIP Facility, in form and substance satisfactory to the DIP Lender in its sole discretion.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers under this Agreement or any other DIP Loan Document, and (ii) without duplication of any Taxes covered in subclause (i) of this definition, Other Taxes.

“Initial Approved Budget” shall mean the Budget attached hereto as Exhibit B.

“Initial Availability Period” shall mean the period of time between entry of the Interim Order and the Final Order.

“Interim Order” shall mean an interim order of the Bankruptcy Court approving the DIP Facility and entered in the Chapter 11 Case, in form and substance satisfactory to the DIP Lender in its sole discretion.

“Law” shall mean any international, foreign, Federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code, or administrative or judicial precedent or authority, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of law.

“Lien” shall mean, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or other), or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable Laws of any jurisdiction).

“Loans” shall have the meaning set forth in Section 2(a) hereof.

“Main Office” shall mean the main office of the DIP Lender, currently located at 3050 Peachtree Rd., Suite 2, Atlanta, GA 30305, or such other location as the DIP Lender may designate as its main office.

“Material Adverse Effect” shall mean, with respect to any material event, act, condition, or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of anyBorrower taken as a whole (other than the commencement of the Chapter 11 Case and the continuation of the Chapter 11 Case), (ii) the ability of Borrowers to perform any of their respective obligations under the DIP Loan Documents, (iii) the rights and remedies of the DIP Lender under any of the DIP Loan Documents, (iv) the legality, validity or enforceability of any of the DIP Loan Documents and the DIP Financing Orders, (v) the value of the DIP Collateral, or (vi) the perfection or priority of the Liens granted pursuant to the DIP Loan Documents or the DIP Financing Orders.

“Maturity Date” shall mean the earliest of (i) one year from the entry of the Interim Order or, if no Interim Order is entered, the Final Order, (ii) 35 days after entry of the Interim Order, if any, unless the Final Order has been entered, (iii) the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date”) of one or more plans of reorganization filed in the Chapter 11 Case that is confirmed pursuant to an order entered by the Bankruptcy Court for the Borrowers in the Chapter 11 Cases; (iv) the closing of a sale of all or substantially all of the assets of Borrowers, and (v) the date of the acceleration of the Loans and/or the termination of the Commitment pursuant to Section 9.

“Obligations” shall mean all amounts owing by Borrowers to the DIP Lender pursuant to or in connection with this Agreement or any other DIP Loan Document including, without limitation, all principal, interest, fees, expenses, indemnification, and reimbursement payments, costs, and expenses (including all reasonable fees and expenses of counsel to the DIP Lender incurred pursuant to this Agreement or any other DIP Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.

“Other Taxes” shall mean, collectively, all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, or registration of, from the receipt of security interests in, or otherwise with respect to this Agreement or any other DIP Loan Document.

“Permitted Variance” shall mean (i) any favorable variance, (ii) an unfavorable variance of not more than 15% with respect to (A) any disbursement line item or (B) the aggregate cash receipts, and (iii) an unfavorable variance of not more than 10% with respect to combined aggregate receipts and disbursements; provided, however, that it shall also be a Permitted Variance if there is an unfavorable variance of any amount with respect to aggregate receipts or combined aggregate receipts and disbursements for a monthly Testing Period as long as any unfavorable variance is not more than the 15% and 10% variance threshold described above for the respective cumulative Testing Period.

“Requirements of Law” shall mean, as to Borrowers, the articles or certificate of incorporation and by-laws or other organizational or governing documents of each of the Borrowers, and each federal, state, local and foreign law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon Borrowers or any of their property or to which Borrowers or any of their property is subject.

“Superpriority DIP Claims” shall mean all of the claims of the DIP Lender on account of the Obligations, which claims shall be entitled to the benefits of Sections 364(c)(1) and 364(d) of the Bankruptcy Code, having a superpriority over any and all administrative expenses of the kind that are specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114, or any other provisions of the Bankruptcy Code, subject to the DIP Lender Carve Out.

“Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholding (including backup withholding), assessments, fees, value added tax or any other goods, services, use or sales tax, or other charges imposed by any governmental authority, including, without limitation, any interest, additions to tax, or penalties applicable thereto.

“Testing Period” shall have the meaning set forth in Section 8(i) hereof.

“Third Party” shall mean any party liable with respect to, or otherwise granting support for, this Agreement, whether by guaranty, subordination, grant of security or otherwise.

“Titanic Assets” shall mean (a) the Titanic Collections, as defined in the Revised Covenants and Conditions set forth in the 2010 Opinion of the United States District Court for the Eastern District of Virginia (the “2010 Opinion”), and related supporting documentation and intellectual property owned by RMS Titanic, Inc., and (b) the Titanic Reserve Account. The Titanic Assets do not include proceeds of the Titanic Assets or revenues, contracts, and agreements arising out of the Titanic Assets, all of which shall constitute DIP Collateral, except with respect to any such proceeds, revenues, contracts, and agreements received or entered into in violation of any covenants and conditions relating to the Titanic Assets.

“Titanic Reserve Account” means that certain trust reserve account established by RMS Titanic, Inc. pursuant to Article V, Section D of the Revised Covenants and Conditions set forth in the 2010 Opinion.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Georgia; provided that if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the DIP Lender in any DIP Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Georgia, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Variance Report” shall have the meaning set forth in Section 8(a) hereof.

Unless otherwise defined herein or the context otherwise requires, any uncapitalized terms used herein which are defined in the UCC, have the respective meanings provided in the UCC including, without limitation: (i) as-extracted collateral; (ii) certificated security; (iii) chattel paper; (iv) documents; (v) electronic chattel paper; (vi) financial assets; (vii) goods, (viii) instruments; (ix) inventory; (x) investment property; (xi) payment intangibles; (xii) proceeds; (xiii) securities account; (xiv) securities intermediary; (xv) security; (xvi) security certificate; (xvii) security entitlements; and (xviii) uncertificated security.

2. Borrowings, Conversions, Renewals and Payments.

(a)        Subject to the terms and conditions set forth herein (including the conditions to borrowing set forth in Sections 4 and 5 hereof), the DIP Lender agrees to make multi-draw term loans (“Loans”) to Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding of $5,000,000 (the “Commitment”); provided, however, that the aggregate amount of Loans to Borrowers during the Initial Availability Period shall not exceed $1,000,000. During the Availability Period, Borrowers shall be entitled to borrow and prepay Loans in accordance with the terms and conditions of this Agreement; provided, however, that (i) Borrowers may not borrow any amounts hereunder should there exist an Event of Default; and (ii) Borrowers may not re-borrow Loans that have been repaid or otherwise paid.

(b)       The Authorized Agent, on behalf of Borrowers, shall give the DIP Lender irrevocable notice of each borrowing by delivering a Borrowing Request by 12:00 noon Atlanta, Georgia, time not less than two (2) Banking Days prior to the date of each requested borrowing of a Loan; provided, however, that (i) no Loan shall be in an amount less than $25,000, (ii) Borrowers shall not be permitted to deliver a Borrowing Request more frequently than once per calendar week, and (iii) Borrowers shall not be permitted to request Loans (and DIP Lender shall not be required to fund Loans) in excess of Borrowers’ cash needs for the four (4) calendar weeks immediately following the date of the Borrowing Request (as set forth in an Approved Budget, subject to any Permitted Variance).

(c)       Borrowers hereby promise to pay to the order of the DIP Lender at its Main Office the principal amount of all outstanding Loans on the Maturity Date, plus all accrued interest, fees and other Obligations then outstanding.

(d)       Borrowers shall have the right to make prepayments of principal at any time or from time to time, provided that: (i) Borrowers shall give the DIP Lender irrevocable notice of each prepayment by 12:00 noon Atlanta, Georgia, time on the date of prepayment of a Loan; (ii) all prepayments of Loans shall be in a minimum amount equal to the lesser of $25,000 or the unpaid principal amount of this Agreement; and (iii) in the event that Borrowers should repay the DIP Facility prior to the Maturity Date, Lender will be due all interest and fees based on amounts actually drawn on the DIP Facility as if the DIP Facility had been repaid on the Maturity Date.

(e)       Borrowers may extend the Maturity Date for a period of one additional year, provided that Borrowers have not committed an Event of Default. Borrowers shall request the foregoing extension at least thirty (30) days before the Maturity Date by sending a Notice to the DIP Lender informing the DIP Lender of the exercise of this extension option. Borrowers shall pay an extension fee equal to 1.5% of the outstanding balance due under the DIP Facility as of the date of the aforementioned Notice.

3.       Interest and Fees.

(a)       Borrowers promise to pay interest on the unpaid balance of the principal amount of each Loan for the period commencing with the date such Loan was made and ending on the Maturity Date at a fixed rate equal to 13.00% per annum, quarterly, with payments being due on April 1, July 1, October 1, and January 1 of each respective year. After the occurrence of an Event of Default, all outstanding principal shall bear interest from and including the date of such Event of Default until paid in full at a rate per annum equal to the Default Rate, such interest to be payable quarterly with payments being due on April 1, July 1, October 1, and January 1 of each respective year, unless the Loans are declared accelerated and due, as provided for herein. Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(b)       All payments hereunder shall be made in lawful money of the United States and in immediately available funds. Any extension of time for the payment of the principal of this Agreement resulting from the due date falling on a non-Banking Day shall be included in the computation of interest. The date, amount, and the interest rate with respect to each Loan evidenced hereby and all payments of principal thereof shall be recorded by the DIP Lender on its books and, at the discretion of the DIP Lender prior to any transfer of this Agreement at any other time, may be endorsed by the DIP Lender on a schedule. Any such endorsement shall be conclusive absent manifest error. Borrowers waive presentment, notice of dishonor, protest, and any other notice or formality with respect to this Agreement.

(c)       Borrowers agree to pay to the DIP Lender a commitment fee (the “Commitment Fee”) in an amount equal to 1% of the Commitment. The Commitment Fee shall be fully-earned and paid on the Closing Date, in cash.

4.       Conditions to Effectiveness. The obligation of the DIP Lender to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in sole and absolute discretion of the DIP Lender):

(a)       The DIP Lender (or its counsel) shall have received the following:

(i)        a counterpart of this Agreement signed by each of the Borrowers;

(ii)       copies of duly executed resolutions, in form and substance satisfactory to the DIP Lender in its reasonable discretion, of the board of directors (or similar governing body) of each of the Borrowers authorizing the execution, delivery, and performance of the DIP Loan Documents to which it is a party; and

(iii)       a duly executed Borrowing Request with respect to any Loan made on the Closing Date.

(b)       All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the DIP Lender, in its reasonable discretion.

(c)       All motions and other documents to be filed with and submitted to the Bankruptcy Court related to the DIP Facility and the approval thereof shall be in form and substance satisfactory to the DIP Lender in its reasonable discretion.

(d)       The Bankruptcy Court shall have entered the Interim Order or the Final Order, in form and substance satisfactory to the DIP Lender in its sole discretion.

(e)       The DIP Lender shall have a valid and perfected, first priority Lien on and security interest in the DIP Collateral on the basis and with the priority set forth in the Interim Order or Final Order, and such Lien of the DIP Lender shall be senior to all other Liens except as otherwise provided in any DIP Financing Order and Section 11 of this Agreement.

5.       Conditions to All Credit Extensions. The obligation of the DIP Lender to make a Loan on the occasion of any borrowing is subject to the satisfaction of each of the conditions set forth in Section 4 on the date of such Loan (other than those conditions expressly required to be satisfied on the Closing Date) and the following additional conditions:

(a)       Borrowers shall have delivered to the DIP Lender an appropriate Borrowing Request, duly executed and completed, by the time specified in, and otherwise as permitted by, this Agreement.

(b)       The representations and warranties made by Borrowers herein shall be true and correct in all material respects at and as if made as of such date (in each case immediately prior to, and after giving effect to, the funding of any Loans) except to the extent they expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date.

(c)       No Default or Event of Default shall exist or be continuing either prior to or after giving effect to the making of such Loan.

(d)       The making of such Loan (and the use of the proceeds therefrom) shall not violate any Law and shall not be enjoined, temporarily, preliminarily or permanently.

(e)       No Material Adverse Effect shall have occurred.

(f)       The making of such Loan complies with the Budget, in all respects, or has otherwise been approved in writing by the DIP Lender.

(g)       With respect to any Loans made after the Closing Date, the DIP Financing Orders shall have been entered approving the DIP Facility, in form and substance satisfactory to the DIP Lender in its sole discretion, which DIP Financing Orders shall be in full force and effect and shall not have been reversed, vacated, or stayed, and shall not have been amended, supplemented, or otherwise modified without the prior written consent of the DIP Lender.

(h)       There shall not exist any Law, ruling, judgment, order, injunction, or other restraint that, in the sole judgment of the DIP Lender, prohibits, restricts or imposes a materially adverse condition on Borrowers, the DIP Facility, or the exercise by the DIP Lender of its rights as a secured party with respect to the DIP Collateral. For the avoidance of doubt, the Revised Covenants and Conditions included in the 2010 Opinion shall not be considered such a restraint.

(i)       Any borrowing hereunder shall be limited to the amount that is required to fund disbursements permitted under the Budget or otherwise available for use by Borrowers.

The delivery of each Borrowing Request shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b) through (i) above.

6.       Indemnified Taxes. Borrowers agree that all payments made pursuant to or on account of this Agreement or any of the DIP Loan Documents shall be made by Borrowers free and clear and without deduction or withholding for any Tax, except as required by applicable Law. If any applicable Law requires the deduction of or withholding of any Tax from any such payment, then Borrowers shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers pursuant to or on account of this Agreement or any DIP Loan Documents shall be increased as necessary so that after such deduction or withholding has been made (including any such deduction or withholding that may be applicable to additional sums payable under this Section) the DIP Lender shall receive an amount equal to the amount it would have received had no such deduction or withholding been made. Borrowers shall provide to the DIP Lender evidence of such payment made to the relevant governmental authority within thirty (30) days thereof and shall also provide to the DIP Lender any official tax receipt or other documentation issued by the appropriate governmental authorities with respect to the payment of Indemnified Taxes. Borrowers hereby agree that they shall indemnify and reimburse the DIP Lender, on demand, for any loss, liability, or expense incurred by the DIP Lender as a result of any failure by Borrowers to pay Indemnified Taxes as and when due, whether or not such Indemnified Taxes were correctly or legally imposed by the relevant governmental authority. Borrowers shall timely pay to the relevant governmental authority or, at the option of the DIP Lender, reimburse it for Other Taxes.

7.       Representations. Borrowers represent and warrant that to the best of their knowledge:

(a)       Upon approval of the Bankruptcy Court, the DIP Loan Documents constitute the legal, valid, and binding obligations of Borrowers, enforceable against Borrowers in accordance with their terms.

(b)       Upon approval of the Bankruptcy Court, the execution, delivery, and performance by Borrowers of the DIP Loan Documents and all other documents contemplated hereby or thereby, and the use of the proceeds of any of the Loans, do not and will not, except with regard to the liens of the Existing Lenders: (i) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any Lien, charge, or encumbrance upon the property or assets of Borrowers pursuant to any other agreement or instrument (other than any pledge of or security interest granted in any DIP Collateral pursuant to any DIP Loan Document) to which Borrowers are a party or are bound or by which their properties may be bound or affected; or (ii) violate any provision of any Law (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrowers.

(c)       Upon entry of the Interim Order (with respect to the interim borrowings), if any, and upon entry of the Final Order, no consent, approval, or authorization of, or registration, declaration, or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by Borrowers of any DIP Loan Document. For the avoidance of doubt, DIP Lender acknowledges the consent of the United States District Court for the Eastern District of Virginia is not required as a condition to or in connection with the foregoing.

(d)       Except for the Chapter 11 Case, and except for any other litigation identified to DIP Lender in writing, there are no actions, suits, investigations, or proceedings pending or threatened at law, in equity, in arbitration or by or before any other authority involving or affecting: (i) Borrowers that, if adversely determined, are likely to have a Material Adverse Effect; (ii) any material part of the assets or properties of Borrowers or any part of the DIP Collateral (if any) under any DIP Loan Document; or (iii) any of the transactions contemplated in the DIP Loan Documents. There are currently no material judgments entered against Borrowers, and Borrowers are not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority, which default is likely to have or has had a Material Adverse Effect.

(e)       Borrowers are in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

(f)       This Agreement, taken together with the Interim Order, if any, and/or the Final Order, is effective to create in favor of the DIP Lender legal, valid, enforceable, and continuing first priority Liens on, and security interests in, the DIP Collateral pledged hereunder or thereunder, in each case subject to no Liens other than with respect to Liens permitted under the DIP Financing Orders. Pursuant to the terms of the DIP Financing Orders, no filing or other action will be necessary to perfect or protect such Liens. Pursuant to and to the extent provided in the Interim Order , if any,and the Final Order, the Obligations of Borrowers under this Agreement will constitute allowed administrative expense claims in the Chapter 11 Case under Sections 364(c) and 364(d) of the Bankruptcy Code, having priority over all administrative expense claims and unsecured claims against Borrowers now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code and all super-priority administrative expense claims granted to any other Person, subject to the Carve-Out.

(g)       Borrowers are in compliance with the terms and conditions of the DIP Financing Orders. Each of the Interim Order (to the extent necessary, with respect to the period prior to the entry of the Final Order) and the Final Order (from after the date the Final Order is entered) is in full force and effect and has not been vacated, reversed, or rescinded or, without the prior written consent of the DIP Lender, in its sole discretion, amended or modified and no appeal of such order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

(h)       The proceeds from the DIP Facility will be used only to: (a) pay transaction costs, fees, and expenses that are incurred in connection with the DIP Facility; (b) for working capital and general corporate purposes of Borrowers; and (c) for payment of Chapter 11 administrative costs including professional fees, in each case in accordance with the then-current Budget.

(i)       A true and complete copy of the Initial Approved Budget, as agreed to with the DIP Lender as of the Closing Date, is attached as Exhibit B hereto.

Each borrowing request by Borrowers under this Agreement shall constitute a representation and warranty that the statements above are materially true and correct both on the date of such request and on the date of the borrowing. Each borrowing request shall also constitute a representation that no Default or Event of Default under this Agreement has occurred and is continuing or would result from such borrowing.

8.       Covenants. Borrowers agree that so long as the DIP Lender has any Commitment hereunder or any Obligation or other amount payable hereunder or under any DIP Loan Document (in each case other than contingent indemnification obligations) remains unpaid:

(a)       Borrowers shall provide to the DIP Lender: (i) monthly combined unaudited financial statements of the Borrowers within twenty-five (25) days of month-end, certified by the Authorized Agent; (ii) monthly bank statements for each of the Borrowers within ten (10) days from the end of each respective month; (iii) quarterly combined unaudited financial statements of Borrowers within forty-five (45) days of fiscal quarter-end, certified by the Authorized Agent; (iv) every six (6) weeks after the Closing Date, an updated three (3) month cash flow forecast, in each case, in form and substance satisfactory to the DIP Lender in its reasonable discretion (each such forecast approved by the DIP Lender, in accordance with the provisions hereof, an “Approved Budget”) for the subsequent three (3) month period, consistent with the form of the Initial Approved Budget; (v) beginning on the twenty-fifth day of the month following the Closing Date and on the twenty-fifth day of the month for each month thereafter, a variance report (the “Variance Report”) setting forth actual cash receipts and disbursements of Borrowers for the prior week and setting forth all the variances, on a line-item and aggregate basis, from the amount set forth for such month as compared to the Initial Approved Budget or the most recently Approved Budget delivered prior to such Variance Report (as applicable) on a monthly and cumulative basis, and each such Variance Report shall include explanations for all material variances and shall be certified by the Authorized Agent of Borrowers; provided, however, that DIP Lender shall not have the right, as part of its process of approving each Budget, to modify any line item in the Budget that represents the professional fees of the Committees. The DIP Lender and the Committees shall have ten (10) days from the date of receipt of the Debtor’s cash-flow forecast to object to the forecast by providing written notice to Borrowers specifying the objection; if no objection is made within ten (10) days, then the three (3) month cash flow forecast shall become an Approved Budget without further notice. Borrowers will promptly provide notice to the DIP Lender of any Material Adverse Effect, and shall have thirty (30) days from the date of such notice to cure the same. If Borrowers fail to provide notice of a Material Adverse Effect to the DIP Lender, then Borrowers shall have fifteen (15) days to cure the same after being notified by the DIP Lender.

(b)        Borrowers will provide to the DIP Lender such other reports and information as may be reasonably requested by the DIP Lender. In addition, Borrowers will use their reasonable efforts to cause their accountants, financial advisors, consultants, and parties providing management services to Borrowers to cooperate, consult with, and provide to the DIP Lender all such information as may be reasonably requested with respect to the businesses, results of operations, and financial condition of Borrowers.

(c)       Borrowers will execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable Law, or which the DIP Lender may reasonably request, to effectuate the transactions contemplated by this Agreement and the other DIP Loan Documents or to grant, preserve, protect, or perfect the Liens created by this Agreement, the DIP Financing Orders, or other DIP Loan Documents or the validity or priority of any such Lien, all at the expense of Borrowers.

(d)        Except for and to the extent permitted under the DIP Financing Orders and except for the Existing Lenders’ Liens, Borrowers will not, directly or indirectly, incur, create, assume, suffer to exist, or permit any administrative expense claim or Lien that is pari passu with or senior to the claims or Liens, as the case may be, of the DIP Lender against Borrowers hereunder or under the DIP Financing Orders, or apply to the Bankruptcy Court for authority to do so.

(e)        Borrowers will not, directly or indirectly (i) seek, support, consent to, or suffer to exist any modification, stay, vacation, or amendment of the Interim Order, if any, or the Final Order except for any modifications and amendments agreed to in writing by the DIP Lender, (ii) apply to the Bankruptcy Court for authority to take any action prohibited by this Agreement (except to the extent such application and the taking of such action is conditioned upon receiving the written consent of the DIP Lender) or (iii) seek authorization for, or permit the existence of, any claims other than that of the DIP Lender entitled to a superpriority under Sections 364(c)(1) and 364(d) of the Bankruptcy Code that is senior or pari passu with the DIP Lender’s Sections 364(c)(1) and 364(d) claim, other than the DIP Lender Carve-Out.

(f)        Borrowers shall not make or commit to make payments to critical vendors (other than those critical vendors that are approved in writing by the DIP Lender) in respect of prepetition amounts in excess of the amount included in the Budget.

(g)        Except as otherwise provided herein or approved by the DIP Lender, Borrowers will not, and will not permit any subsidiary to, directly or indirectly (i) use any cash or the proceeds of any Loans in a manner or for a purpose other than those consistent with this Agreement, the DIP Financing Orders, and the Budget, (ii) permit a disbursement that would cause any Budget variance that would not otherwise constitute a Permitted Variance, without the prior written consent of the DIP Lender or (iii) make any payment (as adequate protection or otherwise) on account of any claim or debt arising prior to the Petition Date other than payments authorized by the Bankruptcy Court and in compliance with an Approved Budget.

(h)        No DIP Collateral or proceeds of Loans may be used directly or indirectly by Borrowers, any committee, any trustee, or other estate representative appointed in the Chapter 11 Case (or any successor case) or any other person or entity (or to pay any professional fees, disbursements, costs or expenses incurred in connection therewith):

(i)       to seek authorization to obtain Liens that are senior to, or on a parity with, the Liens in favor of the DIP Lender or the Superpriority DIP Claims (except to the extent expressly set forth in this Agreement); or

(ii)       to prepare, assert, join, commence, support, or prosecute any action for any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination, or similar relief against, or adverse to the interests of the DIP Lender, solely in its capacity as DIP Lender, its controlling persons, affiliates, or successors or assigns, and each of the respective officers, directors, employees, agents, attorneys, or advisors of each of the foregoing, with respect to any transaction, occurrence, omission, action or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, (A) any claims or causes of action arising under chapter 5 of the Bankruptcy Code, (B) any so-called “lender liability” claims and causes of action, (C) any action with respect to the validity, enforceability, priority, and extent of, or asserting any defense, counterclaim, or offset to, the Obligations, the Superpriority DIP Claims, the DIP Loan Documents, or any Liens in favor of DIP Lender, (D) any action seeking to invalidate, modify, set aside, avoid, or subordinate, in whole or in part, the Obligations or any Liens in favor of DIP Lender, (E) any action seeking to modify any of the rights, remedies, priorities, privileges, protections, and benefits granted to the DIP Lender in the DIP Financing Orders or under any of the DIP Loan Documents (including, without limitation, claims, proceedings, or actions that might prevent, hinder, or delay the DIP Lender’s assertions, enforcements, realizations, or remedies on or against the DIP Collateral in accordance with the applicable DIP Loan Documents and the Interim and/or Final Orders), or (F) objecting to, contesting, or interfering with, in any way, the DIP Lender’s enforcement or realization upon any of the DIP Collateral once an Event of Default has occurred.

(i)       Borrowers shall remain in material compliance with the Initial Approved Budget and any subsequent Approved Budget for each Testing Period. To comply with the Initial Approved Budget or any subsequent Approved Budget, Borrower (i) shall not exceed any disbursement line item set forth in the Initial Approved Budget or any subsequently Approved Budget, as applicable, for any Testing Period by more than the Permitted Variance, (ii) shall collect cash receipts (excluding proceeds of the DIP Facility that may be deemed a receipt) in an amount not less than the aggregate amount of such cash receipts in the Initial Approved Budget or any subsequently Approved Budget, as applicable, for each Testing Period (subject to the Permitted Variance), and (iii) shall not have combined net receipts and disbursements less than the combined net amount in the Initial Approved Budget or any subsequently Approved Budget, as applicable, for any Testing Period (subject to the Permitted Variance). The Permitted Variance with respect to each Testing Period shall be determined and reported to the DIP Lender not later than the 25th day of the month immediately following each such Testing Period. Budget compliance shall be tested on a monthly and cumulative basis from the Closing Date (each, a “Testing Period”).

(j)       Except as otherwise provided herein or approved by the DIP Lender, Borrowers will not use any cash or the proceeds of the DIP Facility in a manner or for a purpose other than those consistent with an Approved Budget and this Agreement.

(k)       If Borrowers obtain any financing other than the DIP Facility for any reason whatsoever, the proceeds of such alternative financing must be used to first repay all outstanding amounts then due under the DIP Facility.

(l)       Borrowers shall maintain adequate property and liability insurance coverage to protect against property losses and liabilities. Attached hereto as Schedule 8 is a listing of all insurance carried on Borrowers as of the Closing Date. Borrowers covenant not to make any material changes to these insurance coverages without the advance written consent of the DIP Lender. Borrowers shall name the DIP Lender as an additional insured under all insurance policies issued in favor of Borrowers except for any policy marked as an “Excluded Policy” on Schedule 8.

(m)       Borrowers will preserve their corporate and legal existence and will not make any material changes to the nature or manner of their respective businesses and business activities. Borrowers shall maintain executive personnel and management at a level of experience and ability equivalent to the present executive personnel and management.

9.       Events of Default. If any of the following events of default shall occur (each an “Event of Default”):

(a)       Borrowers shall fail to pay (i) the principal amount of the Loans as and when due and payable, or (ii) interest on the Loans, or any other amount payable under this Agreement, as and when due and payable.

(b)       Any representation or warranty made or deemed made by Borrowers in this Agreement or by Borrowers or any Third Party in any DIP Loan Document to which they are a party, or in any certificate, document, opinion, or financial or other statement furnished under or in connection with a DIP Loan Document, shall prove to have been incorrect in any material and adverse respect on or after the date hereof.

(c)       Any of Borrowers or any Third Party shall fail to perform or observe any material term, covenant, or agreement contained in any DIP Loan Document on its part to be performed or observed, and fails to cure said Event of Default within five (5) days receipt of written Notice from DIP Lender of a monetary Event of Default and fifteen (15) days after receipt of written Notice from DIP Lender of a non-monetary Event of Default.

(d)       Any of the Borrowers or any Third Party is involved in a proceeding which would reasonably be expected to result in a forfeiture of all or a substantial part of any such party’s assets or a material judgment is entered against any of the Borrowers and such judgment is not stayed from enforcement.

(e)       Any Lien or security interest purported to be created by any DIP Loan Document or DIP Financing Order shall cease to be, or shall be asserted by Borrowers not to be, a valid, perfected, first-priority (except as otherwise expressly provided in such DIP Loan Document or any DIP Financing Order) security interest in the assets or properties covered thereby.

(f)       Any of the following shall occur in any Chapter 11 Case:

(i)       filing of a plan of reorganization or liquidation under Chapter 11 of the Bankruptcy Code by any of Borrowers that does not propose to indefeasibly repay the Obligations in full in cash, unless otherwise consented to by the DIP Lender;

(ii)       any of Borrowers shall file a pleading seeking to vacate or modify any of the DIP Financing Orders without the prior written consent of the DIP Lender;

(iii)       entry of an order without the prior consent of the DIP Lender amending, supplementing or otherwise modifying any DIP Financing Order;

(iv)       reversal, vacation, or stay of the effectiveness of any DIP Financing Order;

(v)       any violation of the terms of any DIP Financing Order;

(vi)       dismissal of any Chapter 11 Case or conversion of any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code;

(vii)       appointment of a Chapter 11 trustee in any Chapter 11 Case;

(viii)       any of Borrowers seek to sell any of their assets outside the ordinary course of business, without advance consent of DIP Lender, other than a sale of assets consistent with a plan support agreement among the Borrowers and the Committees or pursuant to a plan of reorganization or liquidation under Chapter 11 of the Bankruptcy Code that proposes to indefeasibly repay the Obligations in full in cash;

(ix)       appointment of a responsible officer or examiner with enlarged powers relating to the operation of the business of Borrowers without the prior written consent of the DIP Lender (other than a patient care ombudsman appointed under section 333 of the Bankruptcy Code);

(x)       granting of relief from the automatic stay in the Chapter 11 Case to permit foreclosure or enforcement on, or any right or remedy with respect to, assets of any of Borrowers exceeding $500,000 in value;

(xi)       any of Borrowers’ filing of (or supporting another party in the filing of) a motion seeking entry of, or the entry of an order, granting any superpriority claim or Lien (except as contemplated herein) which is senior to or pari passu with the DIP Lender’s claims and Liens under the DIP Facility, other than the DIP Lender Carve-Out;

(xii)       payment of or granting adequate protection with respect to prepetition debt, other than as expressly provided herein, in the DIP Financing Orders, or as otherwise ordered by the Bankruptcy Court;

(xiii)       [Intentionally Omitted]

(xiv)       [Intentionally Omitted];

(xv)       cessation of the Liens of the DIP Lender to be valid, perfected, and enforceable in all respects in accordance with the DIP Financing Orders;

(xvi)       the entry by the Bankruptcy Court of an order terminating Borrowers’ right to use the cash collateral; or

(xvii)       any of Borrowers’ bankruptcy estates become administratively insolvent, with such determination being made by comparing the value of Debtors’ assets to the value of Debtors’ liabilities without regard to current cash flows.

(g)       Any of Borrowers shall use cash collateral or Loan proceeds for any item other than those set forth in, and in accordance with, the Budget and as approved by the Bankruptcy Court or prepays any pre-petition debt except as approved by the Bankruptcy Court and the DIP Lender.

THEN, in the DIP Lender’s sole discretion, the automatic stay provided by Section 362 of the Bankruptcy Code shall be vacated and modified as set forth herein. The DIP Lender may deliver written notice to the Bankruptcy Court that the automatic stay provisions of Section 362 of the Bankruptcy Code have been vacated and modified to the extent necessary to permit the DIP Lender to exercise all rights and remedies provided for in the DIP Loan Documents, and after ten (10) business days after such notice, to take, subject to the provisions of the DIP Financing Orders, any or all of the following actions without further order of or application to the Bankruptcy Court (as applicable):

(a)       declare the Commitment terminated whereupon the Commitment shall be immediately terminated;

(b)        declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by Borrowers to the DIP Lender hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers;

(c)       enforce any and all rights against the DIP Collateral, including, without limitation, disposition of the DIP Collateral reasonably for application towards the Obligations; and/or

(d)       take any other actions or exercise any other rights or remedies permitted under the DIP Financing Orders, the DIP Loan Documents, or applicable Law to effectuate the repayment of the Obligations.

Borrowers shall cooperate fully with the DIP Lender in its exercise of rights and remedies, whether against the DIP Collateral or otherwise. Borrowers hereby waive any right to seek relief under the Bankruptcy Code, including under Section 105 thereof, to the extent such relief would restrict or impair the rights and remedies of the DIP Lender set forth in the DIP Financing Orders and in the DIP Loan Documents.

In case any one or more of the covenants and/or agreements set forth in this Agreement or any other DIP Loan Document shall have been materially breached by any of Borrowers, and not cured within any applicable Notice and cure period, then DIP Lender may proceed to protect and enforce the DIP Lender’s rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other DIP Loan Document. The DIP Lender acting pursuant to this paragraph shall be indemnified by Borrowers against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses), which indemnification obligations of Borrowers shall be joint and several.

10.       Certain Bankruptcy Matters.

(a)       Except to the extent provided otherwise in a DIP Financing Order, Borrowers hereby agree that the Obligations shall (i) constitute Superpriority DIP Claims over all administrative expense claims and unsecured claims against the Borrowers now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114, or any other provisions of the Bankruptcy Code and all super-priority administrative expense claims granted to any other Person, the establishment of which super-priority shall have been approved and authorized by the Bankruptcy Court, subject only to the DIP Lender Carve-Out and (ii) be secured pursuant to Sections 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code and, to the extent provided in any of the DIP Financing Orders, shall not be subject to any claims against the DIP Collateral pursuant to Section 506(c) of the Bankruptcy Code, subject only to the DIP Lender Carve-Out, which shall have priority over DIP Lender with regard to the DIP Collateral.

(b)       In the event of a conflict between, or inconsistency among, the Interim Order or the Final Order, on the one hand, and any other DIP Loan Document, on the other hand, the Interim Order or the Final Order, as the case may be, shall control.

(c)    Notwithstanding anything to the contrary contained herein or elsewhere:

(i)       The DIP Lender shall not be required to prepare, file, register, or publish any financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments in any jurisdiction or filing or registration office, or to take possession of any DIP Collateral or to take any other action in order to validate, render enforceable or perfect the Liens on the DIP Collateral granted by or pursuant to this Agreement, the DIP Financing Orders or any other DIP Loan Document. If the DIP Lender shall, in its sole discretion, from time to time elect to prepare, file, register, or publish any such financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments, take possession of any DIP Collateral, or take any other action to validate, render enforceable, or perfect all or any portion of the DIP Lender’s Liens on the DIP Collateral, (A) all such documents and actions shall be deemed to have been filed, registered, published, or recorded or taken at the time and on the date that the Interim Order is entered or, if no Interim Order is entered, the date the Final Order is entered, and (B) shall not negate or impair the validity or effectiveness of this Section or of the perfection of any other Liens in favor of the DIP Lender on the DIP Collateral.

(ii)       Except as otherwise agreed to by the DIP Lender, the Liens, lien priorities, Superpriority DIP Claims, and other rights and remedies granted to the DIP Lender pursuant to this Agreement, the DIP Financing Orders, or the other DIP Loan Documents (specifically including, but not limited to, the existence, perfection, enforceability and priority of the Liens provided for herein and therein, and the Superpriority DIP Claims provided herein and therein) shall not be modified, altered, or impaired in any manner by any other financing or extension of credit or incurrence of debt by any Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by dismissal or conversion of any of the Chapter 11 Case, or by any other act or omission whatsoever.

(d)       Without limiting the generality of the foregoing, notwithstanding any such financing, extension, incurrence, dismissal, conversion, act or omission:

(i)       except to the extent provided in any of the DIP Financing Orders and subject to the DIP Financing Orders, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the DIP Lender against Borrower in respect of any Obligations, but subject to the DIP Lender Carve-Out;

(ii)       other than as provided in the DIP Financing Orders or the DIP Loan Documents, the DIP Lender’s Liens on the DIP Collateral shall constitute valid, enforceable and perfected first priority Liens, and shall be prior to all other Liens, now existing or hereafter arising, in favor of any other creditor or other Person; and

(iii)       the DIP Lender’s Liens on the DIP Collateral shall continue to be valid, enforceable and perfected without the need for the DIP Lender to prepare, file, register or publish any financing statements, mortgages, hypothecs, account control agreements, notices of Lien or similar instruments or to otherwise perfect the DIP Lender’s Liens under applicable non-bankruptcy Law.

(iv)       upon the earlier of (A) the occurrence of an Event of Default or (B) the Maturity Date, the DIP Lender shall be required to advance funds to the Borrowers’ estates in an amount, which shall not exceed the amount of any remaining availability under the Commitment, sufficient to pay all accrued but unpaid administrative claims (excluding professional fees except as provided for herein) incurred in the ordinary course of the Borrowers’ business in accordance with the terms of the Approved Budget (subject to any Permitted Variance), that were incurred during the time period between the effective date of the DIP Facility through the earlier of (X) the date of any Event of Default or (Y) the Maturity Date; provided, however, that professional fees incurred after an Event of Default shall be paid in accordance with the conditions and terms governing the Carve Out.

(e)       In connection with any sale of all or any portion of the DIP Collateral, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code or as part of restructuring plan subject to confirmation under Section 1129(b)(2)(A)(iii) of the Bankruptcy Code, or at any sale or foreclosure conducted by the DIP Lender, in accordance with applicable Law, the DIP Lender may “credit bid” the full amount of all Obligations in order to purchase (either directly or through one or more acquisition vehicles) all or any portion of the DIP Collateral. In connection with the foregoing, the DIP Lender shall have the right to assign its right to purchase all or any portion of the Borrower’s assets in connection with any such “credit bid” to a newly-formed acquisition vehicle that is an affiliate of DIP Lender; provided, however, that any such assignee of the DIP Lender shall not have any shareholder, member, officer, director, or any Insider (as defined in Bankruptcy Code Section 101(31)) of any of the foregoing in common with any of the management , member, officer, director or shareholders of Borrowers or any Insider of any of the foregoing.

(f)       As adequate protection for the Existing Lenders’ security interests, the Interim Order and Final Order may permit replacement liens on all property of Borrowers’ bankruptcy estates of the type in which the Existing Lenders have valid, perfected, enforceable, non-avoidable, and unsubordinated security interests as of the Petition Date (the “Adequate Protection Liens”). The Adequate Protection Liens shall be junior in priority to the DIP Lender’s Liens on the DIP Collateral in the same types of property. No portion of the DIP Facility shall be required to make payments to the Existing Lenders as and for adequate protection or for payments under 11 U.S.C. § 506(b), unless agreed to in writing by the DIP Lender.

11.       Grant of Security.

(a)       To secure the Obligations, effective immediately upon entry of the Interim Order or, if no Interim Order is entered, upon entry of the Final Order, pursuant to Sections 361, 362, 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, the DIP Lender is hereby granted continuing, valid, binding, enforceable, non-avoidable, and automatically and properly perfected post-petition, first-priority security interests in and Liens on all DIP Collateral, subject to the DIP Lender Carve-Out.

(b)       To the extent permitted by applicable Law, Borrowers hereby irrevocably authorize DIP Lender and its affiliates, counsel, and other representatives, at any time and from time to time, to file in the name of Borrowers or otherwise and without separate authorization or authentication of Borrowers appearing thereon, such UCC financing statements or continuation statements as the DIP Lender may reasonably deem necessary or reasonably appropriate to further perfect or maintain the perfection of the Lien of the DIP Lender under this Agreement, and such financing statements and amendments may describe the DIP Collateral covered thereby “all of the debtor's personal property and assets” or words to similar effect, whether now owned or hereafter acquired, notwithstanding that such description may be broader in scope than the DIP Collateral described in this Agreement. Borrower hereby also authorizes DIP Lender and its affiliates, counsel and other representatives, at any time and from time to time, to execute and file any and all agreements, instruments, documents and papers as the DIP Lender may reasonably request to evidence the Lien of the DIP Lender in any patent, trademark, copyright or other intellectual property, including without limitation the goodwill or accounts and general intangibles of Borrower relating thereto or represented thereby. Borrowers agree that, except to the extent that any filing office requires otherwise, a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Borrowers shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other assignment documents concerning the DIP Collateral.

(c)       Each of the Borrowers will promptly deliver each instrument and any other document, and take any other action, that may be reasonably requested by the DIP Lender in order to perfect the DIP Lender’s Lien in the DIP Collateral, all at the reasonable cost and expense of the Borrowers.

12.       Expenses. Borrowers agree to reimburse the DIP Lender on a monthly basis for all reasonable costs, expenses, and charges (including, without limitation, reasonable fees and charges of counsel) in connection with the performance or enforcement of the DIP Loan Documents, or the defense or prosecution of any rights of the DIP Lender pursuant to any DIP Loan Documents. The total sum of such expense reimbursement shall not exceed $100,000; provided, however, that such $100,000 limit shall not apply upon the occurrence of an Event of Default. All reasonable fees and expenses incurred by the DIP Lender prior to the entry of the Interim Order, or, if no Interim Order is entered, prior to the entry of the Final Order, shall be paid upon entry of the Interim Order or the Final Order, as applicable, and shall not count against the aforementioned $100,000 limit on expense reimbursement.

13.       Governing Law. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the laws of the State of New York (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by the Bankruptcy Code or other applicable federal law.

14.       Waiver of Jury Trial.

EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER DIP LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DIP LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.       Miscellaneous.

(a)        The provisions of this Agreement are intended to be severable. If for any reason any provisions of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction.

(b)       No amendment, modification, supplement, or waiver of any provision of this Agreement nor consent to departure by Borrowers therefrom shall be effective unless the same shall be in writing and signed by Borrowers and the DIP Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c)       No failure on the part of the DIP Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

(d)       The obligations, representations and warranties of Borrowers hereunder shall be joint and several. This Agreement shall be binding on Borrowers and their respective successors and assigns and shall inure to the benefit of the DIP Lender and its successors and assigns, except that Borrowers may not delegate any of their obligations hereunder without the prior written consent of the DIP Lender. With the consent of Borrowers, not to be unreasonably withheld, the DIP Lender may assign all or a portion of its rights and obligations under this Agreement; provided that such consent shall not be required (i) at any time that an Event of Default has occurred and is continuing, (ii) in connection with any assignment to an affiliate of the DIP Lender, or (iii) in connection with any merger or consolidation.

(e)       Anything herein to the contrary notwithstanding, the obligations of Borrowers under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of Law applicable to the DIP Lender limiting rates of interest which may be charged or collected by the DIP Lender.

(f)       Unless otherwise agreed in writing, notices (“Notices”) shall be given to the DIP Lender and Borrowers at their address set forth in the signature page of this Agreement, or such other address communicated in writing by either such party to the other. Any Notice required hereunder shall also be provided to the Committees, through their counsel of record at their addresses set forth in the signature page of this Agreement, or such other address communicated in writing by either such party to the others. Notices to the DIP Lender shall be effective upon receipt.

(g)       The obligations of Borrowers under Sections 6, 12, 13 and 14 hereof shall survive the repayment of the Loans.

(h)       Each reference herein to the DIP Lender shall be deemed to include its successors, endorsees, and assigns, in whose favor the provisions hereof shall inure. Each reference herein to Borrowers shall be deemed to include the respective heirs, executors, administrators, legal representatives, successors and assigns of Borrowers, all of whom shall be bound by the provisions hereof.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

BORROWERS:

RMS Titanic, Inc.

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President

Premier Exhibitions, Inc.

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President and CEO

Premier Exhibitions Management, LLC,

By: Premier Exhibitions, Inc., its Managing Member

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President and CEO

Art and Exhibitions International, LLC

By: Premier Exhibitions Management, LLC, its Managing Member

By: Premier Exhibitions, Inc. its Managing Member

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President and CEO

Premier Exhibitions International, LLC

By: Premier Exhibitions, Inc., its Sole Member

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President and CEO

Premier Exhibitions NYC, Inc.

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President and CEO

Premier Merchandising, LLC

By: Premier Exhibitions, Inc., its Sole Member

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President and CEO

Dinosaurs Unearthed Corp.

By:	/s/ Daoping Bao
Name:	Daoping Bao
Title:	President

Address for notices to Borrowers:

Premier Exhibitions, Inc.

3045 Kingston Court

Suite IPeachtree Corners, GA 30071

Attention: Jerry Henshall

jhenshall@prxi.com

With a Copy to:

Jeffery W. Cavender

Troutman Sanders LLP

600 Peachtree Street, Suite 5200

Atlanta, GA 30308-2216

jeffery.cavender@troutmansanders.com

Address for notices to Committees

Official Committee of Unsecured Creditors

Storch Amini & Munves PC

2 Grand Central Tower

140 East 45th Street, 25th Floor

New York, NY 10017

Att: Jeffrey Chubakjchubak@storchamini.com

Official Committee of Equity Security Holders

Landau Gottfried & Berger LLP

1801 Century Park East, Ste 700

Los Angeles, CA 90067

Att: Peter J. Gurfein

pgurfein@lgbfirm.com

DIP LENDER:

Bay Point Capital Partners L.P.

By:	/s/Charles Andros
Name: Charles Andros
Title: Authorized Signatory

Address for notices to DIP Lender:

Bay Pointe Capital Partners, LP

3050 Peachtree Rd. Suite 2

Atlanta, GA 30305

Attn: Charles Andros

With a Copy to:

John Isbell Esq.

Thompson Hine LLP

3560 Lenox Road

Suite 1600

Atlanta, Georgia 30326

EXHIBIT A

Form of Borrowing Request

[Date]

Bay Point Capital Partners LP

3050 Peachtree Rd. Suite 2

Atlanta, GA 30305

Attn: Charles Andros

Ladies and Gentlemen:

Reference is made to that certain SENIOR SECURED DEBTOR-IN-POSSESSION LOAN AGREEMENT (the “Loan Agreement”) among: (i) RMS Titanic Inc., Premier Exhibitions, Inc., Premier Exhibitions Management, LLC, Arts and Exhibitions International, LLC, Premier Exhibitions International, LLC, Premier Exhibitions NYC, Inc., Premier Merchandising, LLC, and Dinosaurs Unearthed Corp., as debtors-in-possession under the Bankruptcy Code (“Borrowers”); and (ii) Bay Point Capital Partners LP, as lender (the “DIP Lender”). Terms defined in the Loan Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request, and the Authorized Agent, on behalf of Borrowers, hereby requests a Loan under the Loan Agreement from the DIP Lender, and in that connection the Authorized Agent specifies the following information with respect to the Loan requested hereby:

(A)	Aggregate principal amount of Loan[1]: ___________________

(B)	Date of Loan (which is a Business Day): __________________

(C)	Location and number of the applicable Borrowers’ account to which proceeds of the Loan are to be disbursed: ___________________

(D)	Purpose of the Loan and use of proceeds therefrom: ___________________________

____________________________

1 Not less than $25,000

The Authorized Agent hereby represents and warrants that the conditions specified in paragraphs (b) through (i) of Section 5 of the Loan Agreement are satisfied as of the date hereof.

Very truly yours,

AUTHORIZED AGENT

By:
Name:
Title:

cc: Official Committees

EXHIBIT B

Initial Approved Budget

See Attached.

Premier Exhibitions, Inc.

Projected Monthly Budget May - July 2017

	Premier Exhibitions Project Monthly Budget
	May	June	July
Sources
Premier Cash Receipts	$1,725,695	$1,367,930	$1,508,348
Dino King/Dino U Cash Receipts	467,716	380,609	436,133
DIP Funding [1]		2,825,000
Total Sources	$2,193,412	$4,573,539	$1,944,481
Uses
Premier - Cost of Production	$818,209	$1,052,304	$683,847
Premier - Marketing Expense	96,056	108,781	128,051
Premier - Salaries and Wages	216,413	216,413	216,413
Premier - Insurance	4,748	131,502	4,748
Premier - Rent	147,930	149,547	136,347
Premier - G&A	57,259	44,259	155,259
Dino King/Dino U Cost of Production	84,533	33,533	107,533
Dino King/Dino U Marketing Expense	6,277	6,277	6,277
Dino King/Dino U - Salaries and Wages	56,951	56,951	56,951
Dino King/Dino U - Insurance	2,291	2,291	2,291
Dino King/Dino U - G&A	49,819	49,819	49,819
RMS Titanic Fund	25,000	-	-
Accounts Payable - Old balances	-	-	-
Condo Loan Payment [2]	3,310	3,310	3,310
Fixed Asset Purchase [3]	44,500	(21,500)	-
Professional Fee Adjustment (Tax Return Filings)	-	113,500	-
Interest			32,500
Total Uses	$1,613,295	$1,946,986	$1,583,345
Net Sources and Uses	$580,117	$2,626,553	$361,136
Beginning Cash Balance Without Chapter 11 Case Costs [4]	$1,880,000	$2,460,117	$5,086,670
Ending Cash Balance Without Chapter 11 Case Costs	$2,460,117	$5,086,670	$5,447,806
Chapter 11 Case Costs
Debtor Chapter 11 Fees	$(956,686)	$(234,800)	$(234,800)
Creditor Committee Chapter 11 Fees	(95,714)	(30,000)	(30,000)
Equity Committee Chapter 11 Fees	(571,699)	(96,000)	(96,000)
Total Chapter 11 Case Costs	$(1,624,099)	$(360,800)	$(360,800)
Ending Cash Balance With Chapter 11 Case Costs	$836,018	$3,101,770	$3,102,106

Footnotes:

[1]	Loan proceeds net of origination fee, Thompson Hine legal fees and GlassRatner fee.
[2]	Represents continued monthly payments for a condo in Vancouver used as lodging for corporate associates such as customers, the CFO and board members.
[3]	Represents estimated capital expenditures related to moving the Atlanta Bodies exhibit, the Orlando Exhibit and ANS Bugs
[4]	Beginning Cash Balance was estimated by the Premier CFO on 4/28/17.

SCHEDULE 8
Insurance Policies

Policy Term	Policy Type	Carrier	Policy Number	Excluded

9/15/16-17	Fine Arts	$50M Markel, $50M xs Lloyds	7002RS444561-0 EE1601060
9/15/16-17	General Liability	Hartford	20 UEN KQ6313
9/15/16-17	Automobile Liability	Hartford	21 UEN KQ6313
9/15/16-17	Umbrella Liability	Hartford	20 RHU KQ5675
9/30/13-16	Special Risk- EXPIRED	AIG	21-476-556
11/5/16-17	Exporters Pkg (International)	Chubb	PHFD37555526 005
11/1/15-17	Directors & Officers Liability (2yr Extended Reporting)	AIG/Chartis	24201417	Excluded Policy
11/1/16-5/1/17	D&O Primary $5M- 6 mo ext	Liberty Insurance Underwriters	DONYAA7494001	Excluded Policy
11/1/16-5/1/17	Excess D&O- 6 mo extension	Argonaut	MLX7601647-00	Excluded Policy
11/1/16-5/1/17	Excess D&O- 6 mo extension	Underwriters at Lloyds	BO146ERUSA1500577	Excluded Policy
11/1/16-5/1/17	Excess D&O- 6 mo extension	Illinois National Ins Co	22119092	Excluded Policy
11/1/16-5/1/17	Excess D&O- 6 mo extension	Great American Ins Co	DFX1491056	Excluded Policy
11/1/16-5/1/17	Fiduciary Liability- 6 month ext	AIG/Chartis	24201422
11/1/16-5/1/17	Employment Practices Liability- 6 month extension	AIG/Chartis	24201420
11/1/16-5/1/17	Crime- 6 month extension	AIG/Chartis	24060111
11/1/16-5/1/16	Cyber Liability	Chubb	82259247
1/27/16-17	NV Surety Bond	Travelers	106051448	Excluded Policy
5/21/16-17	Worker's Compensation	Hanover	WDY109235-02	Excluded Policy